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Exhibit 10.8

SUMMARY OF 2003 BONUS PROGRAM FOR
EXECUTIVE AND SENIOR VICE PRESIDENTS OF
UNITED STATES CELLULAR CORPORATION

        The objectives of the 2003 Bonus Program for Executive and Senior Vice Presidents (the "2003 Bonus Plan") of United States Cellular Corporation ("USM") are: (i) to provide incentives for the Executive and Senior Vice Presidents of USM to extend their best efforts to achieve superior results in relation to key performance targets, (ii) to reward USM's Executive and Senior Vice Presidents in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented leadership in positions of critical importance to the success of USM.

        The 2003 Bonus Plan was designed to generate a targeted 2003 bonus equal to 40 to 60% (depending on position) of the base salary of each senior executive officer other than the President. Under the 2003 Bonus Plan, the size of the target bonus is increased or decreased depending on USM's 2003 achievements with respect to the performance categories. No bonus is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus that could be generated, which would require exceptional performance in all areas, would equal the total of 80 to 120% of the base salaries of the Company's senior executive officers other than the President. At target performance, the bonus would be equal to 40 to 60% of the salaries of the Company's senior executive officers other than the President. The performance categories, each of which is weighted 20%, include (i) gross post-pay customer additions; (ii) consolidated cash flow; (iii) consolidated revenue; (iv) return on capital; and (v) customer defections.

        After the maximum bonus based on such performance measures has been determined for each senior executive officer other than the President, the amounts are aggregated in a bonus pool. The President may then, subject to approval by the Chairman, allocate this pool to the senior executive officers based on an assessment of each officer's individual performance for 2003. The individual performance multiplier may range from 50% to 150% for each officer, however, the total allocation of bonuses may not exceed the total bonus pool determined using the above performance categories.

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SUMMARY OF 2003 BONUS PROGRAM FOR EXECUTIVE AND SENIOR VICE PRESIDENTS OF UNITED STATES CELLULAR CORPORATION